EXHIBIT 99.1

SHOE CARNIVAL ANNOUNCES APPOINTMENT OF PATRICK EDWARDS AS CHIEF FINANCIAL OFFICER

Edwards, currently a Shoe Carnival executive officer, has served as the Company’s Chief Accounting Officer and Secretary since 2021

Edwards brings nearly 30 years of strategic experience in finance, accounting, risk management and governance to the role

Evansville, Indiana, September 25, 2023 - Shoe Carnival, Inc. (Nasdaq: SCVL) (the “Company”), a leading retailer of footwear and accessories for the family, announced today that Patrick Edwards has been named the Company’s Senior Vice President, Chief Financial Officer, Secretary and Treasurer, effective today.

Mr. Edwards, currently a Shoe Carnival executive officer, has served as the Company’s Chief Accounting Officer and Secretary since 2021 and has served as Vice President and Controller since he joined the Company in 2019. Mr. Edwards has been instrumental in the Company’s successful growth and financial strategies during that time.

Prior to joining Shoe Carnival, Mr. Edwards served in increasing roles of responsibility in finance and accounting during his 18-year career with Vectren Corporation, a publicly traded utility holding company, including serving as vice president and treasurer and vice president of corporate audit. Early in his career, Mr. Edwards worked in public accounting for PricewaterhouseCoopers LLP. Mr. Edwards holds a bachelor’s degree in accounting from Southern Methodist University and is a Certified Public Accountant.

Mr. Edwards is active in the community, serving as treasurer of Junior Achievement of Southwestern Indiana and is a former treasurer of Youth First, Inc. He is also a member of the board of directors of the Boys and Girls Club of Evansville and is a member of the University of Southern Indiana Accounting Circle.

The Company also announced today that the Company and Erik Gast, the Company’s Executive Vice President, Chief Financial Officer and Treasurer, mutually agreed that Mr. Gast would leave the Company, effective today, to pursue other opportunities.

Mark Worden, Shoe Carnival’s President and Chief Executive Officer, commented, “Patrick has been a significant contributor to our success since joining Shoe Carnival in 2019. I am very pleased that he has agreed to expand his role and I am confident that he will continue to add incredible value as we move forward in executing our strategy to grow the business and drive shareholder value.”

Mr. Worden further commented, “I would also like to thank Erik for his contributions and wish him all the best in his future endeavors.”

About Shoe Carnival

Shoe Carnival, Inc. is one of the nation’s largest family footwear retailers, offering a broad assortment of dress, casual and athletic footwear for men, women and children with emphasis on national name brands. As of September 25, 2023, the Company operates 400 stores in 35 states and Puerto Rico under its Shoe Carnival and Shoe Station banners and offers shopping at www.shoecarnival.com and www.shoestation.com. Headquartered in Evansville, IN, Shoe Carnival, Inc. trades on The Nasdaq Stock Market LLC under the symbol SCVL. Press releases and annual reports are available on the Company's website at www.shoecarnival.com.

Contact Information

Steve R. Alexander

Shoe Carnival Investor Relations

(812) 867-4034